Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-125419 and 333-138437) on Form S-3 and (Nos. 333-115825 and 333-127474) on Form S-8 of Genworth Financial, Inc. of our reports dated February 28, 2007, except as to notes 4 and 21 and Schedules I and III, which are as of April 16, 2007, with respect to the consolidated balance sheets of Genworth Financial, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, and the reference to our firm under the heading “Selected Financial Data,” which reports and reference appear in the Genworth Financial, Inc. Form 8-K filed on April 16, 2007.

Our reports on the consolidated financial statements and schedules dated February 28, 2007, except as to notes 4 and 21 and Schedules I and III, which are as of April 16, 2007, refer to a change in the method of accounting for share-based payments and other postretirement plan obligations in 2006, and certain nontraditional long-duration contracts and separate accounts in 2004.

/s/    KPMG LLP

Richmond, Virginia

April 16, 2007